Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $1.00 per share: shares available for issuance pursuant to employee benefit plan	3,250,000	$7.29	$23,692,500	$2,197

(1)	This registration statement on Form S-8 (this “Registration Statement”) covers an aggregate of 3,250,000 shares of common stock, par value $1.00 per share (“Common Stock”) of Rite Aid Corporation (the “Registrant”) available for issuance to eligible persons under the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan (the “Plan”).

(2)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on July 26, 2022.